EXHIBIT (A)(1)(ii)

OFFER TO REPURCHASE

up to 36,308,589 of the Issued and Outstanding Shares of Common Stock

of

TRI-CONTINENTAL CORPORATION

at

99.25% OF NET ASSET VALUE PER SHARE

by

TRI-CONTINENTAL CORPORATION

in Exchange for Portfolio Securities of

TRI-CONTINENTAL CORPORATION

THE OFFER TO REPURCHASE WILL EXPIRE AT 5:00 P.M., EASTERN TIME,

ON DECEMBER 11, 2008 (THE “EXPIRATION DATE”).

THIS OFFER IS SUBJECT TO IMPORTANT TERMS AND CONDITIONS, INCLUDING THE CONDITIONS OUTLINED IN THE OFFER TO REPURCHASE DATED NOVEMBER 12, 2008.

November 12, 2008

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees (“Nominees”):

We are enclosing herewith the material listed below relating to the offer of Tri-Continental Corporation, a closed-end management investment company incorporated under the laws of the State of Maryland (the “Fund”), to repurchase up to 36,308,589 (approximately 35%) of its issued and outstanding shares of common stock, par value $0.50 per share (the “Fund Shares”). As of November 10, 2008, 103,738,828 Fund Shares were outstanding. The offer is to purchase Fund Shares in exchange for a pro rata portion of the Fund’s Portfolio Securities (other than securities that are not publicly traded on a U.S. securities exchange or for which quoted bid prices are not available, that would need to be registered under the Securities Act of 1933, as amended, if distributed in the repurchase, or that involve the assumption of contractual obligations or trading restrictions) held in the Fund’s investment portfolio on the Repurchase Pricing Date (the “Portfolio Securities”) and cash (with respect to fractional shares of Portfolio Securities as well as cash (or cash equivalents) then held by the Fund), at a price equal to 99.25% of the net asset value per Share determined as of the close of the regular trading session of the New York Stock Exchange, the principal market in which the Fund Shares are traded, on the trading day after the day the offer expires (the “Repurchase Pricing Date”). The offer will expire at 5:00 p.m., Eastern time, on December 11, 2008. Guaranteed delivery will not be available in connection with this Offer and, therefore, no tenders will be accepted after 5:00 p.m., Eastern time on the Expiration Date. The offer is being made upon the terms and subject to the conditions set forth in the Offer to Repurchase (which, together with any amendments or supplements thereto, constitutes the “Offer”).

We are asking you to contact your clients for whom you hold Fund Shares registered in your name (or in the name of your nominee). Please bring the Offer to their attention as promptly as possible. No fees or commission will be payable to the Fund in connection with the Offer. However, Nominees may charge stockholders a fee for soliciting tenders for Fund Shares pursuant to the Offer. The Fund will also, upon request, reimburse you for reasonable and customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. The Fund will pay all transfer taxes on its purchase of Fund Shares. HOWEVER, BACKUP WITHHOLDING AT A 28% RATE MAY BE REQUIRED UNLESS EITHER AN EXEMPTION IS PROVED OR THE REQUIRED TAXPAYER IDENTIFICATION INFORMATION AND CERTIFICATIONS ARE PROVIDED. SEE SECTION 14, “CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES” OF THE OFFER TO REPURCHASE.

IN ACCORDANCE WITH THE TERMS APPLICABLE TO THE OFFER IN THE UNITED KINGDOM, YOU SHOULD NOT CONTACT CLIENTS OR FORWARD DOCUMENTATION TO CLIENTS THAT ARE INCORPORATED OR ORGANISED IN THE UNITED KINGDOM OR RESIDENT IN THE UNITED KINGDOM OR LOCATED IN THE UNITED KINGDOM UNLESS YOU BELIEVE THEY ARE “QUALIFYING UK STOCKHOLDERS” AS DEFINED IN SECTION 4D OF THE OFFER TO REPURCHASE.

The Offer is not being made to, nor will the Fund accept tender of Fund Shares from, or on behalf of, owners of Fund Shares in any jurisdiction in which the making of the Offer or its acceptance would not comply with the securities or “blue sky” laws of that jurisdiction.

For your information and for forwarding to your clients, we are enclosing the following documents:

1.	The Offer to Repurchase dated November 12, 2008; and

2.	Form of letter to clients that may be sent to your clients for whose accounts you hold Fund Shares registered in your name (or in the name of your nominee).

Tenders may only be made by book-entry transfer, to any of the accounts maintained by the American Stock Transfer & Trust Company, LLC (the “Depositary”) at the Depository Trust Company (“DTC” or the “Book-Entry Transfer Facility”) pursuant to the procedure set forth in Section 4, “Procedures for Tendering Fund Shares for Repurchase,” of the Fund’s Offer to Repurchase dated November 12, 2008 (the “Offer to Repurchase”). GUARANTEED DELIVERY IS NOT AVAILABLE FOR THIS OFFER. DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

NEITHER THE FUND NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER ANY FUND SHARES.

For additional information or copies of the enclosed material, please contact Georgeson Inc. (the “Information Agent”) at 1-888-219-8293.

Very truly yours,

Tri-Continental Corporation

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF TRI-CONTINENTAL CORPORATION, THE INFORMATION AGENT, OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS OR USE ANY MATERIAL ON THEIR BEHALF WITH RESPECT TO THE OFFER, OTHER THAN THE MATERIAL ENCLOSED HEREWITH AND THE STATEMENTS SPECIFICALLY SET FORTH IN SUCH MATERIAL.

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